UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nathan G. Miller
c/o NGM Asset Management, LLC
27 Pine Street, Suite 700
New Canaan, CT 06840
May 18, 2018
Via Email

Board of Directors
Destination Maternity Corporation
232 Strawbridge Drive
Moorestown, NJ 08057
Ladies and Gentlemen:
We are writing to express our concern regarding the unprecedented actions taken by the board of directors (the “Board”) of Destination Maternity Corporation (the “Company”) to disenfranchise the Company’s stockholders at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”).
In April 2018, the Board approved the Company’s entry into a support agreement (the “Orchestra Agreement”) with Orchestra-Prémaman (“Orchestra”).  We, like many of our fellow stockholders, were deeply troubled by the terms of the Orchestra Agreement, which entrenched the incumbent directors by effectively selling corporate assets – Board seats – in exchange for Orchestra’s votes.  Moreover, Orchestra has refused to designate a replacement director for one of its Board seats and appears to be reserving the right to designate this replacement after the 2018 Annual Meeting.  In doing so, Orchestra appears to be intentionally acting to deprive stockholders of an opportunity to approve of its designee, and the Company bears responsibility for permitting this through the one-sided Orchestra Agreement.  We initially indicated that we would approve of an expansion of the Board and the addition of Orchestra representatives to the Board based on our belief that having stockholders represented on a board improves alignment of interests between a board and a company’s stockholders.  Such representation should not, however, be gained as part of a vote buying scheme designed to extinguish accountability to stockholders.
As you know, it is well-established that stockholders’ ability to elect directors at a company’s annual meeting, in a fair and equitable manner without improper interference from the incumbent board, is a fundamental principle of corporate governance.  That this Board would approve the Orchestra Agreement, and purportedly guarantee board-level influence to a stockholder who only months earlier you publicly stated was “unconstructive, distracting and value-destructive,” made a “calculated decision to conceal its true intentions from Destination’s Board and stockholders,” had a “distinct and potentially conflicting set of interests” and has “repeatedly violated U.S. securities laws,” is an affront to that principle and in our view constitutes a clear dereliction of your duties to the stockholders that you serve.

This is a critical inflection point for the Company, and time is of the essence.  The Board should immediately take action to reject the Orchestra Agreement as invalid.  If you as directors are unable or unwilling to act in the interests of all of the Company’s stockholders, then we trust that at the 2018 Annual Meeting our fellow stockholders will do what is needed and elect a new Board that will.  We reserve all rights and remedies.

Very truly yours,

/s/ Nathan G. Miller

Nathan G. Miller